Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Helix BioMedix, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-136192) on Form S-8 of Helix BioMedix, Inc. of our report dated March 20, 2008, with respect to the balance sheets of Helix BioMedix, Inc. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity, and cash flows for each of the years for the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Helix BioMedix, Inc.

Our report refers to Helix BioMedix, Inc.’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Income Tax Uncertainties, effective January 1, 2007 and Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/KPMG LLP
Seattle, Washington March 20, 2008